Exhibit 10.1

MAGELLAN MIDSTREAM HOLDINGS

DIRECTOR DEFERRED COMPENSATION PLAN

Effective January 1, 2007

MAGELLAN MIDSTREAM HOLDINGS

DIRECTOR DEFERRED COMPENSATION PLAN

PURPOSE

The purpose of this Plan is to promote the interests of Magellan Midstream Holdings, L.P., a Delaware limited partnership (the "Partnership"), by giving each Director of Magellan Midstream Holdings GP, LLC, a Delaware limited liability company (the "Company") and the general partner of the Partnership, the opportunity to defer the compensation they receive for their service as a Director. The Plan is also intended to aid in attracting and retaining, as members of the Board, persons whose abilities, experience and judgment can contribute to the success of the Partnership.

Article I
Definitions

Whenever the following terms are used in this Plan, they shall have the meaning specified below, unless the context clearly indicates to the contrary:

1.1 "Account" shall mean the bookkeeping account maintained by the Company to which will be credited Directors' deferrals and any earnings thereon.

1.2 "Beneficiary" means the person(s) or entity(ies) designated by the Director under Section 6.2 hereof who will receive the balance of the Director's Account(s) in the event of his or her death.

1.3 "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

1.4 "Common Unit" shall mean a Common Unit of the Partnership.

1.5 "Director" or "Directors" shall mean, at any given time, a member of the Board of Directors of the Company who meets the independence requirements of the New York Stock Exchange.

1.6 "Effective Date" shall mean January 1, 2007.

1.7 "Equity Compensation" shall mean the annual equity award paid by the Company as a retainer.

1.8 "Fair Market Value" means the closing sales price of a Common Unit on the applicable date (or if there is no trading in the Common Units on such date, on the preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Board). In the event Common Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Board.

1.9 "Fee Compensation" shall mean all forms of cash compensation paid by the Company for services as a Director including, but not limited to, retainer, committee fees and meeting fees.

1.10 "LTI Plan" shall mean the Magellan Midstream Holdings Long-Term Incentive Plan as it may be amended and restated.

1.11 "LTI Plan Units" shall mean the Phantom Units granted to a Director pursuant to the LTI Plan.

1.12 "Phantom Unit" shall mean the unit of measurement which is deemed for bookkeeping and payment purposes to represent one Common Unit of the Partnership.

1.13 "Plan" shall mean the Magellan Midstream Holdings Director Deferred Compensation Plan.

1.14 "Year" shall mean each calendar year during the term of this Plan.

Article II

Participation

2.1 Participation. Each Director may elect to defer, under this Plan, all Fee Compensation and/or all LTI Plan Units granted to the Director in a given year.

2.2 Timing and Types of Elections. On or before the December 31 immediately preceding each Year (or, in the case of a person who first becomes a Director during the Year, within 30 days after becoming a Director), each Director may make an irrevocable election, to (a) defer all of the Fee Compensation for services to be rendered by the Director during the next Year and/or (b) defer all of the proceeds attributable to Equity Compensation that will be granted to the Director during the next Year under the LTI Plan. All elections shall be in writing on forms provided by the Company. Deferral elections are not continuous from Year to Year and are only effective for the Year indicated on the written election form.

Article III
Accounts and Investments

3.1 Establishment of Account. The Company will establish and maintain a separate Account in the name of each Director who has elected to defer under the Plan. If a Director elects to defer Fee Compensation, the Company will credit the Director's Account, as of the date the Fee Compensation would have been otherwise payable. All Fee Compensation held in the Director's Account shall be converted into Phantom Units. The number of Phantom Units will be determined by dividing the amount deferred by the Fair Market Value of a Common Unit of the Partnership on such date. If the Director elects to defer LTI Plan Units under this Plan, the amount that would otherwise be payable to the Director under the LTI Plan in that Year shall be credited to the Director's Account under this Plan.

The Director's Account shall also be credited with any "deemed" distributions that would have been paid had the Director held actual Common Units of the Partnership in such Account on the record date declared by the Board. The value of such "deemed" distributions shall be converted into additional Phantom Units in the manner described above. The Director's Account will be valued at the beginning of each quarter based upon the Fair Market Value of the Units at such date. The Account balance may increase or decrease depending upon fluctuations in value of the Common Units of the Partnership and any distribution made with respect thereto.

3.2 Limitations on Rights Associated with Units. The Phantom Units credited to a Director's Account shall be used solely as a device for the determination of the amount of the cash payment to be eventually distributed to the Director in accordance with this Plan. The Phantom Units shall not be treated as property or as a trust fund of any kind. No Director shall be entitled to a distribution of actual Common Units of the Partnership or to any voting or other rights with respect to Phantom Units credited under this Plan.

Article IV
Distribution of Account

4.1 Manner of Distribution of Account. Upon distribution of the Directors' account, the Fair Market Value of the Phantom Units shall be determined and paid to the Director in Cash. The cash payable under this Plan in respect of a Director's Account shall be distributed to the Director (or, in the event of his or her death, the Director's Beneficiary or estate) as elected by the Director and set forth in the Director's written deferral election form. The form of payment shall be in a single lump sum payment. Unless another date is specified in the deferred election form, payment will commence as provided in Section 4.2 herein.

4.2 Commencement of Payments. Subject to the provisions of Sections 4.1 and 4.4 and except as provided in Section 4.3, the payment of the balance of the Account(s) to a Director shall commence January 15th of the year following the date the Director ceases to be a Director, whether due to resignation, retirement, disability or otherwise.

4.3 Death Benefits. Subject to the provisions of Section 4.4, in the event that a Director dies before payment of the balance of the Director's Account(s) has commenced or has been completed, the balance(s) of the Director's Account(s) shall be distributed to the Director's Beneficiary within 30 days of the date of the Director's death in a lump sum.

4.4 Responsibility for Taxes. The Director or Beneficiary will be liable for payment of any and all income or other taxes imposed on amounts payable under this Plan unless the Company is otherwise required to withhold such amounts from the payment of the Account.

Article V
Administration, Amendment And Termination

5.1 Administration. This Plan shall be interpreted and administered by the Board. Determinations made by the Board pursuant to this Plan shall be final and binding on all parties.

5.2 Amendment and Termination. This Plan may be amended, modified or terminated by the Board at any time, except that no such action shall (without the consent of affected Directors or, if appropriate, their respective Beneficiaries or personal representatives) adversely affect the rights of Directors or, if appropriate, their respective Beneficiaries or personal representatives with respect to amounts deferred under this Plan prior to the date of such amendment, modification, or termination.

Article VI
Miscellaneous Provisions

6.1 Limitation on Director's Rights. Participation in this Plan shall not give any Director the right to continue to serve as a member of the Board or any rights or interests other than as herein provided. No Director shall have any right to any payment or benefit hereunder, except to the extent provided in this Plan. This Plan shall create only a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. Directors shall have only the rights of general unsecured creditors of the Company with respect to amounts credited to or payable from their Account(s).

6.2 Beneficiaries.

(a) Beneficiary Designation. Subject to applicable laws (including any applicable community property and probate laws), each Director may designate in writing the Beneficiary that the Director chooses to receive any payments that become payable after the Director's death. A Director's Beneficiary designation shall be made on forms provided and in accordance with procedures established by the Company and may be changed by the Director at any time before the Director's death.

(b) Definition Of Beneficiary. A Director's "Beneficiary" or "Beneficiaries" shall be the person(s), including a revocable living trust established by and for the benefit of the Director alone or for the benefit of the Director and one or more immediate family members, validly designated by the Director or, in the absence of a valid designation, entitled by will or the laws of descent and distribution to receive the amounts otherwise payable to the Director under this Plan in the event of the Director's death.

6.3 Benefits Not Transferable; Obligations Binding Upon Successors. Benefits of a Director under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest thereon, other than pursuant to Section 6.2, shall not be permitted or recognized. Obligations of the Company under this Plan shall be binding upon successors of the Company.

6.4 Governing Law; Severability. The validity of this Plan or any of its provisions shall be construed, administered and governed in all respects under and by the laws of the State of Oklahoma. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

6.5 Headings Not Part of Plan. Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of this Plan.

6.6 Consent to Plan Terms. By electing to participate in this Plan, a Director shall be deemed conclusively to have accepted and consented to all of the terms of this Plan and to all actions and decisions of the Board with respect to the Plan. Such terms and consent shall also apply to and be binding upon each Director's Beneficiary or Beneficiaries, personal representative(s) and other successors in interest.